SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FAIRCHILD SEMICONDUCTOR

INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3363001
(State of Incorporation or Organization)	(IRS Employer Identification No.)

3030 Orchard Parkway, San Jose, California 95134

(Address of Principal Executive Offices)(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Registration Statement on Form 8-A is being filed to register the common stock, par value $0.01 per share (the “Common Stock”), of Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the listing of the Common Stock on the NASDAQ Stock Market LLC (the “NASDAQ”). The Company anticipates that the Common Stock will commence trading on the NASDAQ at the opening of trading on the NASDAQ on October 31, 2013 under the symbol “FCS”.

Item 1.	Description of Registrant’s Securities to be Registered.

The description of securities required by this Item is contained under the heading “Description of Registrants Securities to be Registered” in Amendment No. 1 to our Registration Statement on Form 8-A, originally filed with the Securities and Exchange Commission on May 16, 2003, as amended to date and including any other amendments to such Registration Statement made prior to the effective date (collectively, the “Registration Statement”). Such part of the Registration Statement is incorporated herein by reference.

The following description of our Common Stock supplements the Registration Statement to reflect the amendment to our Restated Certificate of Incorporation on February 24, 2010.

The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to such dividends as may be declared at the discretion of our board of directors out of funds legally available for that purpose. We have never paid any cash dividends on our Common Stock.

Item 2.	Exhibits.

Because no other securities of the registrant are registered on the NASDAQ Stock Market LLC, and the securities being registered by this Form 8-A are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, no exhibits are required to be filed with this Form 8-A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

Date: October 30, 2013	By:	/s/ Paul D. Delva
	Name:	Paul D. Delva
	Title:	Senior Vice President, General Counsel and Corporate Secretary